LEHMAN COMMERCIAL PAPER INC.                 Lehman Brothers Inc.
     3 WORLD FINANCIAL CENTER                     3 World Financial Center
     NEW YORK, NEW YORK  10285                    New York, New York  10285


                                 August 25 1998

                                COMMITMENT LETTER


Board of Directors
Key Energy Group, Inc.


Ladies and Gentlemen:

          This commitment letter agreement (together with all exhibits and schedules hereto, this "Commitment Letter") will confirm the understanding and agreement among Lehman Commercial Paper Inc., as Administrative Agent ("LCPI" or the "Administrative Agent"), Lehman Brothers Inc., as exclusive advisor and arranger under the Interim Loan Agreement referred to below ("Lehman Brothers"), Key Energy Group, Inc. (together with each of its subsidiaries, the "Company"), in connection with the proposed acquisition of Dawson Production Services, Inc. (together with each of its subsidiaries, the "Acquired Business"). We understand that the Company proposes to sign an agreement (the "Acquisition Agreement") pursuant to which the Company will commence a tender offer (the "Tender Offer") to acquire all of the issued and outstanding common stock of the Acquired Business (the "Acquisition") and in connection with the Acquisition, the Acquired Business will merge with and into the Company and will no longer be a subsidiary of the Company (the "Merger").

          You have advised us that the total purchase price for the Acquisition (including fees and expenses (which will not exceed $25 million) and the refinancing of approximately $350 million of existing debt of the Company and the Acquired Business, including the repurchase (the "Dawson Note Repurchase") of up to $140 million aggregate principal amount of 9 3/8% Senior Notes due 2007 (the "Dawson Notes") of the Acquired Business at a purchase price of 101% of the principal amount thereof plus accrued interest upon a Change of Control (as defined in the Indenture governing the Dawson Notes) (a "Dawson Change of Control")), will be approximately $625 million and that the Acquisition (and the refinancing of such debt) and the payment of such fees and expenses will be financed with (i) $475 million of borrowings by the Company under a facility (the "Senior Credit Facility") among the Company, PNC Bank, N.A. ("PNC") and the financial institutions party thereto and (ii) the issuance by the Company of $150 million in aggregate principal amount of Senior or Senior Subordinated Notes due 2008 (the "Permanent Securities"). Following the Acquisition and the Merger, the Company and the Acquired Business will have no debt (except as described above and except for $216 million in aggregate principal amount of convertible subordinated notes due 2004 issued by the Company (the "Convertible Notes")) and the Acquired Business will merge with and into the Company and will no longer be a subsidiary of the Company.

          1. The Commitments. You have requested that LCPI and/or one or more affiliates of LCPI to be designated by LCPI in its sole discretion and/or any lenders who become party to this Commitment Letter by assignment in accordance with Section 6 (collectively, the "Interim Lenders") commit to provide the Company up to $150 million in interim loans (the "Interim Loans"), having the terms set forth on Exhibit A hereto, which Interim Loans may be drawn at the time of payment for the Tender Offer in lieu of initially issuing Permanent Securities. The Interim Loans will be senior secured Interim Loans from the date of funding thereof until the date of the Merger, ranking pari passu with the Senior Credit Facility, and the Interim Loans will be senior subordinated Interim Loans, from and after the date of the Merger (if the Merger occurs) or if such funding occurs on or after the date of the Merger.

          Based on the foregoing and in reliance on an Engagement Letter, each of the Interim Lenders is pleased to confirm by this Commitment Letter its respective commitment to you (each, a "Commitment" and, collectively, the "Commitments"), severally and not jointly, to provide or cause one of its affiliates to provide an Interim Loan in the amount set forth opposite its name on Schedule 1 hereto pursuant to a loan agreement (the "Interim Loan Agreement") containing the terms, conditions and other provisions set forth on Exhibit A hereto. Notwithstanding the above, you understand that each Interim Lender's obligation to provide Interim Loans is expressly subject to the terms and conditions set forth herein and will exist only upon the execution and delivery of definitive documentation, including, without limitation, the Interim Loan Agreement, satisfactory to the Administrative Agent and its counsel, and the satisfaction of the terms, covenants and conditions contained therein. You further agree that if LCPI determines in its sole discretion that it would be advisable to structure the Interim Loans as securities to facilitate syndication of the Commitments or for any other reason, that the documentation contemplated by this Commitment Letter will be appropriately modified to provide for an issuance of senior interim notes having terms as nearly identical as practicable to those of the Interim Loans.

          2. Fees and Expenses. In consideration of the execution and delivery of this Commitment Letter by each of the Interim Lenders, you agree to pay the fees contemplated by the Fee Letter dated the date hereof.

          3. Indemnification The Company hereby agrees to indemnify and hold harmless each of the Interim Lenders and each of their respective officers, directors, employees, advisors and agents (each, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Interim Loans, the use of the proceeds therefrom, the Acquisition or any of the other transactions contemplated by this Commitment Letter or the term sheet attached as Exhibit A hereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no indemnified person shall be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is finally judicially determined that such loss, claim, damage, liability or expense resulted directly from the gross negligence or willful misconduct of such indemnified person.

          The Company further agrees that, without the prior written consent of each of the Interim Lenders, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all indemnified persons.

          In case any action or proceeding shall be instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person shall promptly notify the Company of the commencement of such action or proceeding; provided, however, that the failure so to notify the Company shall not relieve the Company from any liability that they may have to such indemnified person pursuant to this Section 3 or from any liability that they may have to such indemnified person other than pursuant to this Section 3. Notwithstanding the above, following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by such indemnified person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) it has failed to provide counsel reasonably satisfactory to such indemnified person in a timely manner, (ii) counsel provided by the Company reasonably determines that its representation of such indemnified person would present it with a conflict of interest or (iii) the indemnified person reasonably determines that there may be legal defenses available to it which are different the Company shall not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all indemnified persons.

          The Company and the Interim Lenders agree that if any indemnification or reimbursement sought pursuant to this Section 3 is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of an indemnified person, then, whether or not an Interim Lender is the indemnified person, the Company, on the one hand, and the Interim Lenders, on the other hand (pro rata in accordance with their respective Commitments), shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Interim Lenders, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and the Interim Lenders, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by an Interim Lender pursuant to this paragraph exceed the amount of the fees actually received by such Interim Lender under this Commitment Letter .

          4. Expiration of Commitment. The Commitments shall expire at 5:00 p.m., New York City time, on August 26, 1998 unless you shall have executed and returned a copy of this Commitment Letter and the Fee Letter to the Interim Lenders prior to the expiration of the Commitments and paid the commitment fee contemplated by the Fee Letter, which will follow in which event each Interim Lender agrees to hold its respective Commitment available for you until the earlier of (i) the termination of the Acquisition Agreement, (ii) the payment for the Tender Offer without the funding of any Interim Loans and (iii) 5:00 p.m., New York City time, on December 31, 1998. The date and time of expiration of the Commitments is sometimes referred to herein as the "Commitment Expiration Date."

          5. Confidentiality. This Commitment Letter and the terms and conditions contained herein shall not be disclosed by the Company to any person or entity (other than the Acquired Business and such of your and their agents and advisers as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the Interim Lenders.

          6. Assignment and Syndication. The parties hereto agree that LCPI shall have the right to arrange for other banks, financial institutions or other financial investors (including, without limitation, each affiliate and beneficial owner of LCPI or Strategic Resource Partners Fund ("SRP"), any entity that acquires substantially all of the business or assets of LCPI or SRP and each entity with whom SRP or any of its affiliates has entered into an arrangement with respect to the syndication of interim loans (collectively, "Permitted Assignees")) to directly provide a portion of the Commitments and become an Interim Lender under this Commitment Letter, subject to the Company's prior approval (which may not be unreasonably withheld) only in the case of entities that are not Permitted Assignees. In any such case, LCPI, Lehman Brothers or a designee of LCPI would act as arranger, underwriter and sole syndication agent (in such capacity, the "Syndication Agent"). The Syndication Agent would manage all aspects of any such syndication, including the timing of all offers to potential Interim Lenders, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided, and the Company agree to use their best efforts to assist the Syndication Agent in such syndication process, including, without limitation, preparing disclosure materials, meeting with prospective lenders, arranging for the management of the Acquired Business to meet with prospective lenders and providing such information as the Syndication Agent shall reasonably request during the course of such process. The Company may not assign any of its respective rights, or be relieved of any of its obligations, without the prior written consent of each of the Interim Lenders. In connection with any syndication of all or a portion of the Commitments, the rights and obligations of each of the Interim Lenders hereunder may be assigned by such Interim Lender, in whole or in part, as provided above, and upon such assignment, such Interim Lender shall be relieved and novated hereunder from the obligations of such Interim Lender with respect to any portion of its Commitment that has been assigned as provided above. LCPI intends to consult with PNC, as agent for the Senior Credit Facility, with respect to such syndication.

          SRP is a Delaware business trust managed by an affiliate of Lehman Brothers. SRP's Certificate of Trust is on file with the Secretary of State of the State of Delaware. All persons dealing with SRP, because it is a Delaware statutory business trust, must look solely to the series (within the meaning given to such term by Section 3806(b)(2) of the Delaware Business Trust Act) of ownership interests in SRP evidencing ownership by SRP of Interim Loans for the enforcement of any claims against SRP arising by reason of or in connection with such interest. None of the manager, the adviser, the trustee, the beneficial owners or other agents of SRP assumes any personal liability in connection with the business of SRP or for obligations entered into on behalf of SRP.

          7. Survival. The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification and contribution and confidentiality and the provisions of Section 8 below will survive the expiration or termination of this Commitment Letter (including any extensions thereof).

          8. Choice of Law; Jurisdiction; Waivers. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, the Company hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The Company hereby waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Company hereby waives, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter.

          9. Miscellaneous. This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

          This Commitment Letter and the attached Exhibits A and B set forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Interim Lenders hereunder. This Commitment Letter shall supersede all prior understandings and proposals, whether written or oral, between the Interim Lenders and you relating to any financing or the transactions contemplated hereby.

          This Commitment Letter has been and is made solely for the benefit of the Company, the Interim Lenders, the indemnified persons, and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

          As you know, beneficial owners and affiliates of SRP, including Lehman Brothers, are full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.

                            [Signature Page Follows]

                       [Commitment Letter-Signature Page]

          If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

                                        Very truly yours,

                                        LEHMAN COMMERCIAL PAPER INC.



                                        By:  /s/ Christopher Ryan
                                             ---------------------------
                                             Name: Christopher Ryan
                                             Title: Authorized Signatory


                                        LEHMAN BROTHERS INC.



                                        By:  /s/ Michael J. Konigsberg
                                             ---------------------------
                                             Name: Michael J. Konigsberg
                                             Title: Managing Director


Accepted and agreed to as of the
date first above written:

KEY ENERGY GROUP, INC.



By:  /s/ Stephen E. McGregor
     -----------------------
     Name: Stephen E. McGregor
     Title: EVP & CFO

                         EXHIBIT A TO COMMITMENT LETTER
                         ------------------------------

          SUMMARY OF TERMS OF INTERIM LOANS AND INTERIM LOAN AGREEMENT
          ------------------------------------------------------------

          Set forth below is a summary of certain of the terms of the Interim Loans and the Interim Loan Agreement. The Commitment of the Interim Lenders to provide the Interim Loans is subject expressly to the negotiation, execution and delivery of definitive documentation, including, without limitation, an Interim Loan Agreement and other appropriate Loan Documents, satisfactory to Lehman Brothers and its counsel, which will contain the terms, conditions and other provisions set forth herein and such other representations, warranties, covenants, events of default and other provisions as are customary for financings of this kind or deemed appropriate by the Interim Lenders for this transaction in particular (in their sole discretion). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.


Borrower                           The Company.

Arranger                           Lehman Brothers.

Administrative Agent               Lehman Commercial Paper Inc. ("LCPI").

Loans $150 million of Senior Secured Increasing Rate Loans due 1999, if the date of funding occurs prior to the Merger, or $150 million of Senior Subordinated Increasing Rate Loans due 1999, if the date of funding occurs on or after the date of the Merger (the "Interim Loans").

Use of Proceeds                    Proceeds from the Interim Loans will be used
                                   solely to consummate the Acquisition (and to pay related amounts).

Maturity 365 days from the date of initial funding (the "Maturity Date"). The initial date of funding of the Interim Loans is hereinafter referred to as the "Closing Date," which shall be no later than December 31 1998.

Subordination                      Following the Merger, if it occurs, the
                                   Interim Loans will be subordinated in right of payment to the payment in full of all obligations of the Company under the Senior
                                   Credit Facility and certain refinancings thereof, on terms satisfactory to the Interim
                                   Lenders in their sole discretion. The Company will not be permitted to incur any indebtedness that is subordinated to the borrowings under the Senior Credit Facility and senior to other indebtedness of the Company. The Interim Notes in all cases will rank senior in right of payment to the Convertible Notes. Prior to the Merger, if any Interim Loans are outstanding, the Interim Loans will not be subordinated to any other indebtedness.

Mandatory Rollover                 If (i) the Interim Loans are not repaid in
                                   full on or prior to the Maturity Date and
                                   (ii) the conditions precedent set forth in

                                   Exhibit B to the Commitment Letter are
                                   satisfied, then the Interim Loans will be automatically converted on the Maturity Date into term loans due 2008 of the Company (the "Term Loans") in an aggregate principal amount equal to the aggregate senior principal amount of Interim Loans so converted. The Term Loans will have the terms set forth in Exhibit B attached hereto. Term Loans may be exchanged by the holders thereof for Exchange Notes. The Exchange Notes will be issued, undated, on the Closing Date and placed in an escrow account and held by a mutually agreeable fiduciary pending such mandatory exchange.

Interest The Interim Loans will bear interest at a variable per annum rate equal to the sum of
                                   (a) a base rate to be selected by the
                                   Administrative Agent on the date of funding equal to the one- or three-month London Interbank Offered Rate, reset monthly or quarterly, as the case may be (the "LIBOR Option"), calculated on the basis of the actual number of days elapsed in a year of 360 days, plus (b) a spread (the "Spread") equal to 550 basis points. The Spread will increase by 50 basis points upon the 180-day anniversary of the date of issuance of the Interim Loans and by an additional 50 basis points on each 90-day anniversary thereafter. The interest rate on the Interim Loans will not exceed 17% per annum. To the extent that the total interest payable on the Interim Loans on any interest payment date exceeds 14% per annum, the Company shall have the option to pay such excess interest by capitalizing such interest as additional Interim Loans. Interest will be payable quarterly, in arrears, on the Maturity Date and on the date of any prepayment of the Interim Loans. Notwithstanding the foregoing, interest will accrue on any overdue amount (whether interest or principal), to the extent lawful, at a rate per annum equal to 200 basis points over the then current interest rate on the Interim Loans, until such amount (plus all accrued and unpaid interest) is paid in full. For Interim Loans outstanding after the Maturity Date, interest will be payable on demand at the default rate.

Guarantees                         The Interim Loans will be guaranteed by each
                                   affiliate of the Company that guarantees all or a portion of the indebtedness under the Senior Credit Facility (the "Guarantors"), which guarantees will rank in priority on the same basis as the Interim Loans rank in priority to the indebtedness under the Senior
                                   Credit Facility. A subsidiary's guarantee will be released upon the sale of such subsidiary, subject to use of the proceeds therefrom to repay Interim Loans and/or borrowings under the Senior Credit Facility.

Collateral                         If the Closing Date occurs prior to the date
                                   of the Merger, the Interim Loans will,
                                   subject to the provisions set forth under the heading "The Merger" herein, be secured on an equal and ratable basis (pursuant to intercreditor arrangements satisfactory to the Interim Lenders) with the indebtedness under the Senior Credit Facility by the same collateral that secures such indebtedness
                                   (the "Collateral").

Mandatory Repayment                Notwithstanding the "Subordination"
                                   provisions set forth above, the Company will repay Interim Loans with the net proceeds from (i) any direct or indirect incurrence
                                   (whether by public offering, private
                                   placement or otherwise) of subordinated
                                   indebtedness of the Company or any of the Guarantors or any equity securities of the Company, (ii) the incurrence of any other indebtedness by the Company, or any subsidiary of the Company (subject to the requirements of the Senior Credit Facility) and (iii) any future issuances or sales of stock of subsidiaries or sales of assets
                                   (subject to customary ordinary course
                                   exceptions and the requirements of the Senior
                                   Credit Facility) by the Company or any
                                   subsidiary of the Company, in each case at 100% of the principal amount of the Interim
                                   Loans repaid, plus accrued fees and all
                                   accrued and unpaid interest and fees to the date of the repayment. The Senior Credit
                                   Facility will permit 100% of the net proceeds from the issuance of the subordinated indebtedness or equity of the Company to be applied to repay the Interim Loans (as converted, extended or exchanged), and prior to the Merger, while the Interim Loans rank pari passu with the Senior Credit Facility, the Interim Loans and the indebtedness under Senior Credit Facility will be prepayable only on a pro rata pari passu basis. In addition, concurrent with the payment of amounts required under the Dawson Change of Control, the Company shall prepay the Interim
                                   Loans in an amount equal to the difference between the principal amount of the Interim
                                   Loans funded and the principal, premium and interest in respect of the Dawson Notes so purchased.

Change of Control                  Each holder of Interim Loans will be entitled
                                   to require the Company, and the Company must offer, to repay the Interim Loans held by such holder at a price of 101% of principal amount, plus accrued fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a Change of Control
                                   (as defined in the Interim Loan Agreement).
                                   The Interim Loan Agreement will require that the Company, prior to complying with the above covenant, but in any event within 90 day following a Change of Control, will either repay all indebtedness under the Senior Credit Facility or obtain the requisite consents to permit the repayment of the Interim Loans.

Optional Repayment                 The Interim Loans may be repaid, in whole or
                                   in part on a pro rata basis, at the option of the Company at any time upon five business days' prior written notice at a price equal to 100% of the principal amount thereof, plus accrued fees and all accrued and unpaid interest to the date of repayment.

Payments Payments by the Company will be made by wire transfer of immediately available funds.

Transferability                    With the consent of the Administrative Agent
                                   (which consent shall not be unreasonably withheld), each of the Interim Lenders will be free to sell or transfer all or any part of its Interim Loans to any third party and to pledge any or all of the Interim Loans to any commercial bank or other institutional lender. Participations will not require the consent of the Administrative Agent. Each
                                   Interim Lender will have the absolute and unconditional right to assign Interim Loans or any participation therein without the consent of the Company.

Amendments                         Modifications to the terms of the Interim
                                   Loan Agreement may be made with consent of the holders of a majority in aggregate principal amount of the Interim Loans then outstanding, except that without the consent of each holder of Interim Loans affected thereby, no modification or change may (i) extend the maturity or time of payment of interest of any Interim Loans, (ii) reduce the rate of interest or the principal amount of any Interim Loans, (iii) alter the repayment provisions of the Interim Loans, or reduce the percentage of holders necessary to modify or change the Interim Loans.

Cost and Yield Protection          The Interim Lenders shall receive cost and
                                   yield protection customary for facilities and transactions of this type, including but not limited to breakage costs incurred in connection with any repayment of the Interim
                                   Loans on a day other than the last day of an interest period, compensation in respect of prepayments, taxes (including but not limited to gross-up provisions for withholding taxes imposed by any domestic or foreign governmental authority, including taxes relating to gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application, illegality, change in circumstances, reserves and other provisions deemed necessary by the Interim Lenders to provide customary protection for U.S. and non-U.S. financial institutions.

Representations and Warranties     The Interim Loan Agreement will contain such
                                   representations and warranties of the Company and the Guarantors as are customary for financings of this kind or deemed appropriate by the Interim Lenders for this transaction in particular (in their sole discretion).

Covenants                          The Interim Loan Agreement will contain such
                                   covenants of the Company and the Guarantors as are usual and customary for financings of this kind or as are otherwise deemed appropriate by the Interim Lenders for this transaction in particular (in their sole discretion.

Conditions Precedent               The obligation of each of the Interim Lenders
                                   to provide, or cause one of its affiliates to maintain, a commitment to fund the Interim
                                   Loans will be subject to the condition that the following conditions (the "Tender Offer
                                   Conditions") must be satisfied at the time of funding which shall be the closing of the Tender Offer. The Tender Offer Conditions will be conditions that are customary for closing financings of this kind or deemed appropriate by the Interim Lenders for this transaction in particular (in their sole discretion), including, without limitation, the following closing conditions:

                                   1.   Concurrent Transactions. The Company
                                        shall purchase at the closing of the
                                        Tender Offer a sufficient number of
                                        shares to cause the merger to occur. All conditions precedent to borrowings under the Senior Credit Facility shall have been satisfied or, with the prior approval of the Administrative Agent, waived, and the Company shall borrow funds under the Senior Credit Facility, which, together with the proceeds of the Interim Loans, will be sufficient to consummate the Tender Offer and pay all related fees and expenses. The terms and conditions of the Tender Offer and the Acquisition Agreement shall not be modified in a way which is not satisfactory to the Interim Lenders. A Dawson Change of Control shall have occurred and be continuing, there shall be available under the Senior Credit Facility sufficient amounts to fund the Dawson Change of Control in its entirety and to pay the other unfunded amounts required in connection with the Acquisition, and the Company shall have given notice of its offer to repurchase the Dawson Notes promptly (within the requirements of the indenture for the Dawson Notes) upon the occurrence of such Dawson Change of Control, There shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under the Senior Credit Facility, the Interim Loan Agreement, or under any other material indebtedness or agreement of the Company or the Acquired Business. The capitalization and corporate and ownership structure of the Company before and after the Acquisition and the financing thereof shall be satisfactory to the Interim Lenders in all respects. The Company and the Acquired Business shall not have any outstanding debt other than as described in the first paragraph of the Commitment Letter.

                                   2.   Concurrence with Assumptions. The
                                        concurrence by the Interim Lenders (in
                                        their sole discretion) with the
                                        operating and financial assumptions used in preparing the combined pro forma historical and projected performance of the Company after giving effect to the Acquisition.

                                   3.   Absence of Certain Changes. No material
                                        adverse change in the consolidated
                                        financial condition, results of
                                        operations, business, assets,
                                        liabilities, management, prospects or
                                        value of the Company or the Acquired
                                        Business (including any event which, in
                                        the opinion of the Interim Lenders, is
                                        likely to result in such a material
                                        adverse change) shall have occurred
                                        since the date of the most recent
                                        audited financial statements that have
                                        been delivered to the Interim Lenders as of the date hereof as to make it, in the reasonable judgment of Lehman Brothers, impractical or inadvisable to proceed with the funding of the Interim Loans on the Closing Date pursuant to the terms contemplated herein. No material inaccuracy in such financial statements shall exist. The Company and the Acquired Business shall have no material liabilities except (i) those set forth on the most recent audited balance sheets of such entities provided to the Interim Lenders as of the date hereof and (ii) those incurred in the ordinary course of business (and consistent with past practice) since such date.

                                   4.   Documentation, Legal Matters, etc. All
                                        matters relating to the transactions
                                        contemplated hereby, the Senior Credit
                                        Facility and the transactions
                                        contemplated thereby shall be
                                        satisfactory to each of the Interim
                                        Lenders in all respects, and each of the Interim Lenders shall have received such additional certificates, legal and other opinions (including with respect to solvency) and documentation as it shall request.

                                   5.   Market Disruption. There shall not have
                                        occurred any of the following: (i)
                                        trading in securities generally on the
                                        New York Stock Exchange or The Nasdaq
                                        Stock Market's National Market or in the over-the-counter market shall have been suspended or materially limited, or minimum prices shall have been established on such exchange by the Securities and Exchange Commission, or by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been any escalation in hostilities involving the United States or there shall have been declared a national emergency or war by the United States, (iv) a disruption or adverse change in the financial or capital markets generally, in the market for new issues of high yield debt or equity securities in particular or (v) a material adverse change in the general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the reasonable judgment of Lehman Brothers, impracticable or inadvisable to proceed with the funding of the Interim Loans on the Closing Date pursuant to the terms contemplated herein.

                                   6.   Net Capital. There shall not have
                                        occurred any change in law or regulation
                                        (or interpretation thereof) that could
                                        result in any Interim Lender's
                                        commitment to provide, or any Interim
                                        Lender's providing, the financing
                                        contemplated by the Interim Loan
                                        Agreement being a charge to the net
                                        capital of such Interim Lender's parent
                                        or affiliate.

                                   7. Environmental Audit. The Interim Lenders shall have received environmental reports with respect to the real property owned or leased by the Company, any of its subsidiaries or the Acquired Business and their respective operations from a firm satisfactory to the Administrative Agent, in its sole discretion, and the Interim Lenders shall be satisfied with the results of such reports, in their sole discretion.

                                   8.   Financial Statements. The Interim
                                        Lenders shall have received all audited
                                        and unaudited historical financial
                                        statements of the Company, the
                                        Guarantors and the Acquired Business and all other completed or probable acquisitions (including pro forma financial statements) meeting the requirements of Regulation S- X for a Form S-1 registration statement under the Securities Act of 1933, as amended, and all such financial statements shall be satisfactory in form and substance to the Interim Lenders, in their sole discretion.

                                   9.   Compliance With Other Agreements. The
                                        Company shall have complied with all of
                                        their obligations under the Fee Letter
                                        and the Engagement Letter.

                                   10. Solvency. The Interim Lenders shall have received a satisfactory solvency analysis from the chief financial officer of the Company which shall document the solvency of the Company and its subsidiaries after giving effect to the Acquisition and the other transactions contemplated hereby.

                                   11.  Approvals and Consents. All
                                        governmental, quasi-governmental,
                                        shareholder and third-party approvals
                                        and consents necessary or desirable in
                                        connection with the transactions
                                        contemplated hereby and the financing
                                        thereof shall have been received and
                                        shall be in full force and effect.

                                   12.  Availability under Senior Credit
                                        Facility. After giving effect to the
                                        consummation of the Tender Offer, the
                                        amount undrawn and available to the
                                        Company under the Senior Credit Facility shall be sufficient to fund the Merger, the Dawson Change of Control in its entirety, to refinance indebtedness required to be refinanced, to pay related transaction fees and costs and otherwise satisfactory to the
                                        Administrative Agent, in its sole
                                        discretion.

                                   13.  Legal Opinions. The Interim Lenders
                                        shall have received such legal opinions
                                        as the Administrative Agent may request
                                        relating to the Company and its
                                        subsidiaries and the Acquired Business
                                        in form and substance satisfactory the
                                        Interim Lenders, in their sole
                                        discretion.

                                   14.  Payment of Fees and Expenses. All fees
                                        and expenses due to any Interim Lender
                                        or Lehman Brothers on or before the
                                        Closing Date in connection with the
                                        Interim Loans shall have been paid in
                                        full.

Events of Default; Remedies        The Interim Loan Agreement will contain such
                                   events of default that are similar to the events of default under the Senior Credit
                                   Facility and such others as are customary for financings of this kind or deemed appropriate by the Interim Lenders for this transaction in particular (in their sole discretion), including, without limitation, compliance with the Fee Letter. If the Company fails to comply with the provisions of Sections 2 and 3 of the Fee Letter in any material respect at any time, then the Interim Lenders shall be entitled to unilaterally amend the provisions of the Interim Loan Agreement (and related documents) relating to interest rate, optional redemption, maturity, warrants and registration rights so as to reflect the terms of the Permanent Securities that would have been issued in accordance with Sections
                                   2 and 3 of the Fee Letter had the Company complied therewith.

The Merger                         If the Closing Date occurs prior to the date
                                   of the Merger, upon the effectiveness of the Merger in accordance with applicable law, the Collateral will be released and the Interim
                                   Loans will become senior subordinated Interim
                                   Loans in accordance with the provisions set forth under the heading "Subordination" herein.

Governing Law                      New York.

                                 EXHIBIT B
                                 ---------

             SUMMARY OF TERMS OF TERM LOANS AND EXCHANGE NOTES
             -------------------------------------------------

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached.

Borrower                           The Company.

Term Loans                         On the Maturity Date, subject to satisfaction
                                   of the conditions set forth below, the
                                   outstanding Interim Loans will be
                                   automatically converted into Term Loans. The
                                   Term Loans will be governed by the provisions of the Interim Loan Agreement and, except as expressly set forth below, shall have the same terms as the Interim Loans as of the Maturity Date.

Exchange Notes                     At any time on or after the Maturity Date,
                                   the Term Loans may, at the option of a holder thereof and with the consent of the Administrative Agent, be exchanged for an Exchange Note having a ranking and principal amount equal to the ranking and principal amount of the Term Loan for which it is exchanged.

                                   The Company will issue Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the "Indenture"). The Company will appoint a trustee reasonably acceptable to the Administrative Agent. The Exchange Notes and the Indenture will be fully executed and deposited into escrow at the closing of the Interim Loans

Maturity The Term Loans and the Exchange Notes will mature on the ninth anniversary of the Maturity Date (the "Final Maturity Date").

Conditions Precedent               The obligation of each of the Interim Lenders
                                   to convert the Interim Loans to Term Loans will be subject to the following conditions:

                                   1.   No Defaults. No event of default, or
                                        event which with the giving of notice or the lapse of time, or both, shall have occurred and be continuing under the Interim Loan Agreement or any other Loan Document and no payment default shall have occurred and be continuing under the Senior Credit Facility.

                                   2.   Payment of Fees and Accrued Interest.
                                        The Company shall have paid in
                                        immediately available funds all accrued
                                        and unpaid interest with respect to the
                                        Interim Loans and all fees then due and
                                        owing, in accordance with the terms of
                                        the Loan Documents.

                                   3.   Shelf Registration. The Shelf
                                        Registration Statement (as defined under the heading "Registration Rights" below) with respect to the Exchange Notes shall have been filed with the Securities and Exchange Commission.

Interest Rate                      The Term Loans and the Exchange Notes will
                                   bear interest at a fixed increasing rate equal to the Initial Rollover Rate (as defined below) plus the Rollover Spread (as defined below). The interest rate in effect at any time shall not exceed 17% per annum.
                                   To the extent interest payable on the Term
                                   Loans or the Exchange Notes on any quarterly interest payment date is at a rate that exceeds 14% per annum, the Company shall have the option to pay such excess interest (i) by capitalizing such interest as additional Term
                                   Loans, in the case of the Term Loans, and
                                   (ii) by issuing additional Exchange Notes having a principal amount equal to the amount of such interest, in the case of Exchange
                                   Notes. Notwithstanding the foregoing,
                                   interest will accrue on any overdue amount
                                   (whether interest or principal), to the
                                   extent lawful, at a rate per annum equal to 200 basis points over the then current interest rate, until such amount (plus all accrued and unpaid interest) is paid in full.

                                   "Initial Rollover Rate" shall be determined as of the Maturity Date of the Interim Loans and shall equal the interest rate borne by the Interim Loans on the day immediately preceding the Maturity Date plus 100 basis points.

                                   "Rollover Spread" shall mean, with respect to any Term Loans or Exchange Notes, zero basis points during the 90-day period commencing on the Maturity Date. The Rollover Spread shall increase by 100 basis points upon each 90-day anniversary of the Maturity Date, except with respect to Exchange Notes as to which the interest rate has been fixed as provided below. If any Exchange Note is transferred to any person other than a person who was an Interim Lender on the Maturity Date, then the transferring Interim Lender shall have the right, upon five days prior notice to the Company, to unilaterally fix the interest rate on such Exchange Note at a coupon not exceeding the then prevailing interest rate thereon.

                                   Interest on the Term Loans and Exchange Notes will be payable quarterly in arrears on the first business day of each fiscal quarter of the Company, on the Maturity Date of the Term Loans and Exchange Notes and on the date of any prepayment thereof.

Subordination                      Same as Interim Loans.

Guarantees                         Same as Interim Loans.

Collateral                         Same as Interim Loans.

Mandatory Repayment                Same as Interim Loans, but not applicable to
                                   any Exchange Notes with respect to which the interest rate was fixed upon the transfer thereof (as provided above).

Change of Control                  Same as Interim Loans.

Optional Repayment                 Except as set forth below, the Term Loans and
                                   Exchange Notes may be repaid or redeemed, in whole or in part, at the option of the Company at any time upon five business days' prior written notice at a price equal to 100% of the principal amount thereof, plus accrued fees and all accrued and unpaid interest to the date of repayment.

                                   Any Exchange Note with respect to which the interest rate was fixed upon the transfer thereof (as provided above) will be entitled to call protection for a period determined by the transferring Interim Lender in its sole discretion at the time such interest rate was fixed (such non-call period will continue for at least five years after the Maturity Date). Thereafter such Exchange Note will be redeemable at the Company's option, in whole or in part, at par plus accrued fees and all accrued and unpaid interest to the date of redemption plus a premium equal, initially, to one half of the interest rate applicable to the Exchange Notes on the Maturity Date and thereafter declining ratably on each yearly anniversary by an amount such that one year prior to the maturity of the Exchange Notes the premium will equal zero.

Yield Protection                   Same as Interim Loans.

Payments                           Same as Interim Loans.

Covenants                          Similar to the Interim Loans, except certain
                                   covenants may be less restrictive if agreed upon by the Administrative Agent and the Company; and provided further that the covenants for the Exchange Notes (after the interest rate thereon is fixed and appropriate call protection is in place) shall be less restrictive and similar to covenants that are customary for a high yield indenture of similar credit.

Events of Default                  Same as Interim Loans, in the case of the
                                   Term Loans. The Exchange Notes will have events of default that are customary for an indenture governing a high yield note issue
                                   (but more restrictive in certain respects, as determined by the Administrative Agent in its sole discretion).

Transferability                    Unlimited except as otherwise provided by
                                   law.

Defeasance Provisions              None.

Amendments                         Same as Interim Loans.

Registration Rights                Prior to the Maturity Date, the Company will
                                   be required to file a shelf registration statement with respect to the Exchange Notes
                                   (a "Shelf Registration Statement"). The
                                   filing of the Shelf Registration Statement will be a condition precedent to the conversion of Interim Loans to Term Loans.
                                   The Company will pay liquidated damages in the form of increased interest of 50 basis points on the principal amount of Exchange
                                   Notes outstanding to holders of Exchange
                                   Notes (i) if the Shelf Registration Statement is not declared effective by the SEC within 60 days of the Maturity Date, until such Shelf Registration Statement is declared effective, and (ii) during any period of time
                                   (subject to customary exceptions) following the effectiveness of the Shelf Registration
                                   Statement that such Shelf Registration
                                   Statement is not available for sales
                                   thereunder. After 12 weeks, the liquidated damages shall increase by 50 basis points, and shall increase by 50 basis points for each 12-week period thereafter to a maximum increase in interest of 200 basis points
                                   (such damages to be payable in the form of additional Exchange Notes, if the interest rate thereon exceeds 14% per annum). In addition, unless and until the Company has caused the Shelf Registration Statement to become effective, the holders of the Exchange
                                   Notes will have the right to "piggy-back" in the registration of any debt or preferred equity securities (subject to customary scale- back provisions) that are registered by the Company (other than on a Form S-4) unless all the Exchange Notes will be redeemed or repaid from the proceeds of such securities. The Company will be required to effect an "A/B" exchange offer to all holders of Exchange Notes within 60 days of the issuance of the Exchange Notes if the holders of a majority in principal amount of the Exchange Notes then outstanding so request.

The Merger                         Same as Interim Loans.

Governing Law                      New York.

                                 SCHEDULE 1

          Interim Lender                     Interim Loan Amount
          --------------                     -------------------
            LCPI                               $150,000,000